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Press Release

Contacts:	Catherine J. Mathis, 212-556-1981; E-mail: mathis@nytimes.com Paula Schwartz, 212-556-5224; E-mail: schwap@nytimes.com This press release can be downloaded from www.nytco.com

THE NEW YORK TIMES COMPANY

REPORTS FIRST-QUARTER RESULTS

        NEW YORK, April 12, 2004—The New York Times Company announced today that first-quarter diluted earnings per share were $.38, compared with $.45 in the first quarter of 2003, and net income was $58.4 million compared with $68.8 million in the first quarter of 2003.

        The 2003 first quarter financial results included a net benefit of $.07 per share ($17.8 million pre-tax, $10.7 million after tax) from the following three items, which are reviewed in more detail below:

  Included in Costs and Expenses (a net benefit of $9.5 million):

    •
    Reimbursement of printing plant remediation expenses

    •
    Charge for closing of a job fair business

  Included in Other Income (a benefit of $8.3 million):

    •
    Forfeiture of an advertising credit

        "Solid advertising gains in March, aided by an improving economic climate, helped us to conclude the first quarter on a decidedly positive note across all of our business segments," said Russell T. Lewis, president and chief executive officer. "We were particularly encouraged by the revenue picture throughout our newspaper group in March, including substantial gains in help-wanted advertising revenues. Our broadcast properties also achieved improved revenue results, led by increased political advertising, and our digital enterprise accomplished record first-quarter results in both revenues and profitability.

        "Throughout 2004 we will continue to implement The Times's proven national audience strategy, which includes print, digital and television components, as well as our aligned multiple-media platform strategy at each of our local newspapers and television stations. At the same time, we will continue to exercise strong financial discipline."

Revenues

        Total revenues for the Company rose 2.3 percent to $801.9 million in the first quarter from $783.7 million in the 2003 first quarter. Advertising revenues (66 percent of total revenues) grew 3.1 percent and circulation revenues (27 percent of total revenues) in the first quarter were on a par with the same period in 2003.

Costs and Expenses

        Total costs and expenses in the first quarter increased 4.7 percent to $692.8 million from $661.4 million in the 2003 first quarter. Excluding the reimbursement of printing plant remediation expenses and the charge associated with the closing of a small job fair business in 2003 total costs and expenses in the first quarter increased 3.3 percent, mainly because of increased costs associated with the Company's investments in The New York Times's national expansion and the International Herald Tribune (IHT), higher compensation costs and increased newsprint expense.

        Newsprint expense rose 6.6 percent in the first quarter compared with the 2003 first quarter, due to an 8.2 percent increase primarily from higher prices, partially offset by a 1.6 percent decrease from lower consumption.

Operating Profit

        Operating profit in the first quarter decreased 10.7 percent to $109.2 million from $122.3 million in the first quarter of 2003, mainly due to higher costs and expenses partially offset by an increase in revenues. The first quarter of 2003 includes the net benefit from the items included in costs and expenses mentioned above, which make this quarter's comparison less favorable.

EBITDA

        EBITDA (earnings before interest, taxes, depreciation and amortization) in the first quarter decreased 11.9 percent to $143.8 million from $163.1 million in the 2003 first quarter. The decrease was primarily attributable to the net benefit in the 2003 first quarter of $17.8 million from the three items mentioned above, which make this quarter's comparison less favorable.

        The Company believes that EBITDA, a non-GAAP financial measure, is a useful metric for evaluating its financial performance because of its focus on the Company's results from operations before depreciation and amortization. EBITDA is a common alternative measure of performance used by investors, financial analysts and rating agencies. These groups use EBITDA, along with other measures, to estimate the value of a company and evaluate a company's ability to meet its debt service requirements. A reconciliation of EBITDA to net income, as well as additional information concerning EBITDA, is included in the exhibits to this release.

Newspaper Group

        Total Newspaper Group revenues grew 1.3 percent in the first quarter to $744.8 million from $735.1 million in the prior-year first quarter. Advertising revenues increased 1.5 percent in the first quarter primarily due to higher advertising rates. Circulation revenues in the first quarter were on a par with the prior-year first quarter. For the six-month period ending March 31, 2004, The New York Times and the Boston Globe expect to report to the Audit Bureau of Circulations copy gains for both daily and Sunday circulation.

        In the first quarter, operating profit for the Newspaper Group decreased 16.4 percent to $104.9 million from $125.6 million in the 2003 first quarter, mainly because of increased costs associated with the Company's investments in The New York Times's national expansion and the IHT, higher compensation costs and increased newsprint expense, offset in part by higher revenues. The first quarter of 2003 includes the net benefit from the items included in costs and expenses mentioned above.

Broadcast Group

        Broadcast Group revenues rose 8.8 percent in the first quarter to $35.1 million from $32.2 million in the same period in 2003. Operating profit grew 29.9 percent to $6.4 million from $5.0 million in the

2003 first quarter, primarily due to increased political advertising revenues ($2.4 million in the first quarter of 2004 compared with $0.1 million in the same quarter last year).

New York Times Digital

        Revenues for New York Times Digital (NYTD) grew 31.1 percent in the first quarter to $25.7 million from $19.6 million in the 2003 first quarter, and operating profit more than doubled to a first-quarter record of $8.4 million from $3.2 million, primarily due to higher advertising revenues resulting from increased volume. This resulted in an operating profit margin of 32.6 percent, the highest that NYTD has ever achieved.

Joint Ventures

        Net loss from joint ventures was $3.3 million in the first quarter compared with $6.2 million in the 2003 first quarter, primarily as a result of better performance at properties in which the Company has equity interests.

Income Taxes

        The Company's effective income tax rate (net of minority interest) for the first quarter was 39.5 percent, the same as in the first quarter of 2003.

Interest Expense-net, Shares, Cash and Total Debt

        Interest expense-net in the first quarter decreased to $10.3 million from $11.8 million in the first quarter of 2003, mainly due to lower levels of debt outstanding and higher levels of capitalized interest.

        In the first quarter, the Company repurchased 1.4 million shares at a cost of $62.7 million. Approximately $32.2 million remains from the Company's current share repurchase authorization at the end of the first quarter. Class A and Class B common shares outstanding at the end of the first quarter totaled 149.0 million shares.

        At the end of the first quarter, the Company's cash and cash equivalents and total debt were approximately $32 million and $868 million.

2004 Guidance

        The 2004 guidance provided below is based on generally accepted accounting principles. There have been no changes in guidance for 2004 since the Company originally issued it on December 9, 2003.

        To provide more comprehensive guidance and reflect the growth of all of the Company's lines of business, the 2004 advertising revenues guidance is for total Company advertising revenues. This includes the Newspaper Group (of which the IHT is a part), NYTD and the Broadcast Group. The 2004 growth rates for total Company advertising revenues and for expenses are each expected to be in the mid-single digits but the growth rate for total Company advertising revenues is expected to be higher than that of expenses.

Item	2004 Guidance
Total Company Advertising Revenues	Growth rate expected to be in the mid-single digits
Newspaper Group Circulation Revenues	Growth rate expected to be in the low-single digits
Newsprint Cost Per Ton	Growth rate expected to be in the low teens
Total Company Expenses	Growth rate expected to be in the mid-single digits
Depreciation & Amortization	$145 to $150 million
Capital Expenditures(a)	$220 to $250 million
Net loss from Joint Ventures	Breakeven to a loss of $5 million
Interest Expense	$47 to $52 million
Tax Rate	39.5%
Diluted Earnings Per Share	Growth rate expected to be in the low-to mid-single digits over 2003 EPS of $1.98

(a)
Includes costs of $110 to $120 million related to the Company's interest in a new headquarters in New York City, which the Company expects to occupy in 2007.

Conference Call Information

        The Company's first-quarter earnings conference call will be held on Monday, April 12, at 11:30 a.m. E.T. The live webcast will be accessible through the Investors section of the Company's Web site, www.nytco.com, and other Web services including CCBN's Individual Investor Center and CCBN's StreetEvents for institutional investors.

        To access the call, dial 800-500-0177 (in the U.S.) and 719-457-2679 (international callers) at least 10 minutes prior to the scheduled start of the call. In addition, a replay of the call will be available online at www.nytco.com. A replay of the call will also be available at 888-203-1112 (in the U.S.) and 719-457-0820 (international callers) beginning approximately two hours after the call until 5 p.m. E.T. on Wednesday, April 14. The access code is 454888.

        Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by the Company's various markets and material increases in newsprint prices. They also include other risks detailed from time to time in the Company's publicly-filed documents, including the Company's Annual Report on Form 10-K for the period ended December 28, 2003. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

        The New York Times Company (NYSE: NYT), a leading media company with 2003 revenues of $3.2 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 16 other newspapers, eight network-affiliated television stations, two New York City radio stations and more than 40 Web sites, including NYTimes.com and Boston.com. For the fourth consecutive year, the Company was ranked No. 1 in the publishing industry in Fortune's 2004 list of America's Most Admired Companies. The Company's core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

# # #

Exhibits:	Condensed Consolidated Statements of Income Segment Information Newspaper Group Revenues by Division Footnotes

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Statements of Income are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).
(Dollars and shares in thousands, except per share data)

	First Quarter
	2004	2003	% Change
Revenues
Advertising	$529,027	$513,154	3.1%
Circulation	220,243	221,001	-0.3%
Other(a)	52,674	49,585	6.2%

Total	801,944	783,740	2.3%
Costs and expenses	692,782	661,445	4.7%

Operating profit	109,162	122,295	-10.7%
Net loss from joint ventures	3,293	6,212	-47.0%
Interest expense—net	10,320	11,802	-12.6%
Other income(b)	1,250	9,527	-86.9%

Income before income taxes and minority interest	96,799	113,808	-14.9%
Income taxes	38,239	44,946	-14.9%
Minority interest in net income of subsidiaries(c)	125	16	*

Net Income	$58,435	$68,846	-15.1%

Average Number of Common Shares:
Basic	149,925	151,845	-1.3%
Diluted	152,460	154,598	-1.4%
Basic Earnings Per Share	$0.39	$0.45	-13.3%

Diluted Earnings Per Share	$0.38	$0.45	-15.6%

Dividends Per Share	$0.145	$0.135	7.4%

*
Represents percentages that are not meaningful.

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
Revenues, Operating Profit (Loss) and Depreciation & Amortization
are prepared in accordance with GAAP.
(Dollars and copies in thousands)

	First Quarter
	2004	2003	% Change
Revenues
Newspapers	$744,812	$735,051	1.3%
Broadcast	35,055	32,205	8.8%
New York Times Digital	25,737	19,625	31.1%
Intersegment eliminations(d)	(3,660)	(3,141)	16.5%

Total	$801,944	$783,740	2.3%

Operating Profit (Loss)
Newspapers	$104,946	$125,600	-16.4%
Broadcast	6,445	4,962	29.9%
New York Times Digital	8,391	3,196	162.5%
Corporate	(10,620)	(11,463)	-7.4%

Total	$109,162	$122,295	-10.7%

Depreciation & Amortization
Newspapers	$30,414	$30,963	-1.8%
Broadcast	2,397	2,238	7.1%
New York Times Digital	1,031	1,533	-32.7%
Corporate	3,019	2,795	8.0%

Total	$36,861	$37,529	-1.8%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
NEWSPAPER GROUP REVENUES BY DIVISION
Revenues are prepared in accordance with GAAP.
(Dollars in thousands)

	2004
	First Quarter	% Change vs. 2003
New York Times Newspaper Group
Advertising	$283,143	-0.6%
Circulation	152,343	-2.0%
Other	33,572	5.3%

Total	$469,058	-0.7%

New England Newspaper Group
Advertising	$108,986	4.5%
Circulation	44,736	6.2%
Other	8,973	9.3%

Total	$162,695	5.2%

Regional Newspapers
Advertising	$85,125	5.1%
Circulation	23,164	-1.0%
Other	4,770	27.3%

Total	$113,059	4.6%

Total Newspaper Group
Advertising	$477,254	1.5%
Circulation	220,243	-0.3%
Other(a)	47,315	8.0%

Total	$744,812	1.3%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES

(a)
Other revenue consists primarily of revenue from wholesale delivery operations, news services and direct marketing.

(b)
"Other income" in the Company's Condensed Condsolidated Statements of Income include these following items:

	First Quarter
	(In thousands)
	2004	2003
Non-compete agreement	$1,250	$1,250
Advertising credit *	—	8,277

Other income	$1,250	$9,527

  *
  Related to a credit for advertising issued by the Company, which was not used within the allotted time by the advertiser.

(c)
"Minority interest in net income of subsidiaries" includes minority holders (FC Lion LLC and Myllykoski Corporation) income or loss, net of income taxes, of subsidiaries that are consolidated with the Company but less than 100% owned. FC Lion LLC is a minority holder in a subsidiary formed for the purpose of constructing the Company's new headquarters, and Myllykoski Corporation is a minority holder of a subsidiary that has an investment (along with the Company) in a paper mill. The prior period presented has been reclassified to conform with this presentation.

(d)
Intersegment eliminations primarily include license fees between NYTD and other segments.

Reconciliation of EBITDA to Net Income

        EBITDA, which is reconciled to net income below, is defined as earnings before interest, taxes, depreciation and amortization. For comparability, EBITDA in the prior year has been restated to conform with the 2004 presentation. The EBITDA presented may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.

	First Quarter
	(In thousands)
	2004	2003
EBITDA	$143,768	$163,126
Depreciation and amortization	(36,861)	(37,529)
Interest expense—net	(10,320)	(11,802)
Income taxes *	(38,152)	(44,949)

Net income	$58,435	$68,846

  *
  Includes taxes of minority holders netted within "Minority interest in net income of subsidiaries" in the Condensed Consolidated Statements of Income.

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THE NEW YORK TIMES COMPANY REPORTS FIRST-QUARTER RESULTS
THE NEW YORK TIMES COMPANY CONDENSED CONSOLIDATED STATEMENTS OF INCOME Statements of Income are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). (Dollars and shares in thousands, except per share data)
THE NEW YORK TIMES COMPANY SEGMENT INFORMATION Revenues, Operating Profit (Loss) and Depreciation & Amortization are prepared in accordance with GAAP. (Dollars and copies in thousands)
THE NEW YORK TIMES COMPANY NEWSPAPER GROUP REVENUES BY DIVISION Revenues are prepared in accordance with GAAP. (Dollars in thousands)
THE NEW YORK TIMES COMPANY FOOTNOTES
Reconciliation of EBITDA to Net Income